Exhibit 99.1

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except for share data)

	May 4, 2002	August 3, 2002	November 2, 2002	February 1, 2003

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$442	$333	$1,421	$26,630
Receivables	3,924	4,064	5,563	6,112
Inventories	66,273	68,254	87,877	59,686
Prepaid and other	5,147	5,634	4,577	4,409
Prepaid and deferred catalog costs	5,640	6,541	17,462	7,133
Deferred income taxes	2,250	2,250	2,250	1,915

Total current assets	83,676	87,076	119,150	105,885

Property and equipment, net	78,557	81,368	82,707	81,214
Executive loans	718	548	548	548

Total assets	$162,951	$168,992	$202,405	$187,647

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Revolving line of credit	$—	$3,471	$—	$—
Accounts payable	34,362	42,980	67,040	45,951
Accrued liabilities	18,364	14,258	20,126	18,919
Income taxes payable	—	—	1,068	3,650

Total current liabilities	52,726	60,709	88,234	68,520

Deferred income taxes	3,794	1,794	1,794	1,631
Deferred rents	8,041	9,651	10,669	11,533

Total liabilities	64,561	72,154	100,697	81,684

Commitments and contingencies

STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value, 1,000,000 shares authorized, none issued and outstanding	—	—	—	—
Common stock, $.01 par value, 60,000,000 shares authorized, 16,121,700, 16,161,450, 16,161,450 and 16,185,111 shares issued, respectively (a)	161	162	162	162
Additional paid-in capital	50,169	50,751	50,789	51,286
Treasury shares, at cost, 209,100 shares	(4,715)	(4,715)	(4,715)	(4,715)
Retained earnings (a)	52,775	50,640	55,472	59,230

Total stockholders’ equity	98,390	96,838	101,708	105,963

Total liabilities and stockholders’ equity	$162,951	$168,992	$202,405	$187,647

Note (a):	The above common stock issued and retained earnings amounts reflect a 50% stock dividend having the effect of a 3-for-2 stock split declared by the Board of Directors on December 19, 2002.